EXHIBIT 99.1
For additional information, contact:
T. Heath Fountain
Executive Vice President and
Chief Financial Officer
(229) 878-2055

HERITAGEBANK OF THE SOUTH, A SUBSIDIARY OF HERITAGE FINANCIAL GROUP, PURCHASES FRONTIER BANK IN TRANSACTION WITH THE FDIC

ALBANY, Ga. (March 8, 2013) – Heritage Financial Group, Inc. (NASDAQ: HBOS), the holding company for HeritageBank of the South, today announced that HeritageBank of the South has entered into a definitive whole-bank purchase and assumption agreement with the Federal Deposit Insurance Corporation ("FDIC") to acquire Frontier Bank, a full-service bank based in LaGrange, Georgia.  The Georgia Department of Banking and Finance today closed Frontier Bank and, by Order of the Georgia Superior Court, appointed the FDIC as Receiver.

Three of Frontier Bank's branches are strategically located for HeritageBank of the South along the 40-mile corridor between LaGrange and Auburn, Alabama, a market that the Bank entered in 2012.  Six additional branches are located south and southeast of Birmingham, Alabama, marking HeritageBank of the South's entry into this new market.

As a result of this acquisition, HeritageBank of the South will assume approximately $224 million in deposits and acquire approximately $111 million in loans.  HeritageBank of the South will not acquire any of Frontier Bank's other real estate owned.  This transaction does not involve a loss-share agreement, but is subject to an asset purchase discount of $34.8 million.

The nine branches in Georgia and Alabama previously operated by Frontier Bank will reopen on Saturday or Monday, according to their prior normal operating hours, as branches of HeritageBank of the South.  Depositors of Frontier Bank will automatically become depositors of HeritageBank of the South, and deposits will continue to be insured by the FDIC.  With this acquisition, HeritageBank of the South will now operate 29 banking locations.

Commenting on the announcement, Leonard Dorminey, President and Chief Executive Officer of Heritage Financial Group, said, "We are pleased to welcome the customers of Frontier Bank to HeritageBank of the South and count them among our valued family of customers.  It is our hope to make this transition as transparent and easy as possible for all.  We want to assure our new customers that their deposits are safe and fully accessible using their existing account numbers, checks, and debit/ATM cards.  These accounts will automatically be converted into standard HeritageBank of the South deposit accounts in an orderly fashion.  We look forward to proving to our new Frontier Bank customers the difference that we bring to community banking, building on already strong relationships to achieve even greater things in the months and years ahead."

Dorminey pointed out that the Company's strong capital position – with a Total Risk-Based Capital Ratio of 18.4% at December 31, 2012 – has enabled it to continue to take advantage of expansion opportunities.  Frontier Bank represents the fourth acquisition with the FDIC that HeritageBank of the South has completed.  "We are excited by the opportunities this acquisition presents to our company, including the overall continued growth of our franchise in Georgia, Alabama and Florida, and more specifically to our growing presence in and around Auburn, Alabama," Dorminey continued.  "The Auburn-Opelika market has proven to be very attractive for our bank: it is home to Auburn University and the robust economic environment associated with the Kia Motors manufacturing plant and related suppliers in the area, making it one of the most attractive markets in the state.

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HBOS Acquires Frontier Bank

March 8, 2013

"Additionally, we look forward to the opportunity to enter the Birmingham market," Dorminey added, "one of the major metropolitan markets in the state where we hope to differentiate HeritageBank of the South as a leader in community banking and build a solid banking platform for future growth.  Overall, we feel confident about the quality of the assets we are acquiring and the limited risk structure of this deal."

Keefe, Bruyette & Woods served as financial advisor to the Company in this transaction.

About Heritage Financial Group, Inc. and HeritageBank of the South

Heritage Financial Group, Inc. is the holding company for HeritageBank of the South, a community-oriented bank serving primarily South Georgia, North Central Florida and Eastern Alabama through 29 full-service branch locations, 13 mortgage offices, and 4 investment offices.  As of December 31, 2012, the Company reported total assets of approximately $1.1 billion and total stockholders' equity of approximately $121 million.  For more information about the Company, visit HeritageBank of the South on the Web at www.eheritagebank.com and see Investor Relations under About Us.

Cautionary Note Regarding Forward Looking Statements

Except for historical information contained herein, the matters included in this news release and other information in the Company's filings with the Securities and Exchange Commission may contain certain "forward-looking statements," within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the fact that they do not relate strictly to historical or current facts and often use words or phrases "opportunities," "prospects," "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions.  The forward-looking statements made herein represent the current expectations, plans or forecasts of the Company's future results and revenues.  The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Reform Act of 1995 and includes this statement for purposes of these safe harbor provisions.  These statements are not guarantees of future results or performance and involve certain risks, uncertainties and assumptions that are difficult to predict and are often beyond the Company's control.  Actual outcomes and results may differ materially from those expressed in, or implied by, any of these forward-looking statements.  Investors should not place undue reliance on any forward-looking statement and should consider the uncertainties and risks, discussed under Item 1A. "Risk Factors" of the Company's 2011 Annual Report on Form 10-K and in any of the Company's subsequent SEC filings.  Further information concerning the Company and its business, including additional factors that could materially affect the Company's financial results, is included in its other filings with the SEC.

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